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                                  [LETTERHEAD]



                                February 18, 1997



Board of Directors
Protective Investment Company
2801 Highway 280 South
Birmingham, Alabama  35223

Gentlemen:

     We have acted as counsel to Protective Investment Company (the "Company"), a corporation organized under the laws of the State of Maryland, in connection with its registration of an indefinite number of shares of stock on Form N-1A (File No. 33-71592) filed under the Securities Act of 1933, as amended (the "Registration Statement"), and the notice pursuant to Rule 24f-2 under the Investment Company Act of 1940, as amended, (the "Act") by which the registration of 26,904,369 of such shares sold during 1996 (the "Shares") was made definite.

     We have examined such Company records, certificates and other documents and reviewed such questions of law as we have considered necessary or appropriate for purposes of this opinion. In our examination of such materials, we have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to us. As to various questions of fact material to our opinion, we have relied upon statements of officers and representatives of the Company and upon the representations of the Company made in the Registration Statement.

     Based upon the foregoing, we are of the opinion that the Shares are legally issued, fully paid and non-assessable.

     We are attorneys licensed to practice only in the States of Georgia and New York and the District of Columbia. We consent to the filing of this opinion as an exhibit to the Company's notice pursuant to Rule 24f-2 under the Act.

                                   Sincerely,

                                   SUTHERLAND, ASBILL & BRENNAN


                                   By  /s/ Stephen E. Roth
                                       -------------------------------
                                           Stephen E. Roth